MobilePro Corp 6701 Democracy Blvd. Suite 202 Bethesda, MD 20817

PRESS RELEASE

MobilePro Promotes Greg Van Allen to Senior Vice President, General Manager of ClosecCall America

Bethesda, MD, October 24, 2006 -- MobilePro Corp. (OTC Bulletin Board: MOBL) announced today that Greg Van Allen has been promoted to senior vice president and general manager of ClosecCall America replacing Tom Mazerski.

“Greg has proven his ability over several years with ClosecCall and is, in my view, well qualified to serve as general manager of ClosecCall, the retail phone service arm of MobilePro,” said Jay Wright, chairman and CEO of MobilePro. “I am confident that Greg will maintain the traditional standards of excellence that his predecessor Tom Mazerski established.”

Van Allen will report to MobilePro’s Executive Vice President Doug Bethell, who now heads the company’sMobilepro’s entire CLEC wireline division, reporting and reports directly to Jerry Sullivan, president and COO of MobilePro.

“I look forward to the opportunity to work directly with Jay Wright, Doug Bethell and Jerry Sullivan as we look to expand ClosecCall’s customer base while maintaining our tradition of high quality customer service, full menu of product offerings and bundles and easy-to-understand pricing programs for our customers throughout the United States,” said Van Allen.

About MobilePro Corp.
MobilePro Corp., based in Bethesda, Md., is one of North America’s leading wireless broadband companies. The company serves more than 260,000 total customer lines throughout the United States, primarily through its CloseCall America, AFN and Kite Network subsidiaries. For more information about MobilePro, contact Alan Crancer, vice president of marketing, at acrancer@kite.net, or visit http://www.mobileprocorp.com.

An investment profile about MobilePro Corp. may be found online at http://www.hawkassociates.com/moblprofile.aspx.

For investor relations information regarding MobilePro, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com . An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com.

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See the company’s Form 10-KSB for the fiscal year ended March 31, 2006 and its Form 10-Q for the fiscal first quarter ended June 30, 2006 for a discussion of such risks, uncertainties and other factors. These forward-looking statements are based on management’s expectations as of the date hereof, and the company does not undertake any responsibility to update any of these statements in the future.